Exhibit 10.1

CONSULTING AND SCIENTIFIC ADVISORY BOARD AGREEMENT

This Agreement, dated as of April 13, 2021, is made and entered into by and between Cocrystal Discovery, Inc., a Delaware corporation (the “Company”) and Roger Kornberg, an individual whose principal residence is in California (“Advisor”).

1. Services

1.1 Scope of Services. During the Term (as defined below), Advisor will serve as a consultant to the Company and chairman of the Company’s Scientific Advisory Board (“SAB”).of Cocrystal Pharma, Inc., the Company’s parent. In connection therewith, Advisor will, as reasonably requested by the Company:

(a) meet with other SAB members and employees of the Company to review the goals of the Company and develop strategies for achieving them;

(b) provide advice, feedback, theories, techniques and improvements for the Company’s research and product development programs;

(c) provide advice and observations regarding drug issues, including, but not limited to, feasibility, clinical need, economics and regulatory effects and requirements;

(d) provide suggestions for new potential clinical indications and research opportunities for the Company;

(e) provide advice for and participate in the recruitment of the Company’s scientific staff; and

(f) perform such duties that are established by mutual agreement of the Company and its SAB members.

Advisor will perform the foregoing services (“Services”) faithfully, diligently and to the best of Advisor’s skill and ability.

1.2 Meetings. Advisor will (a) attend at least one SAB meeting in person each calendar year at a location specified by the Company, and (b) participate in a reasonable number of other SAB meetings by telephone. All SAB meetings will be scheduled by mutual agreement of the Company and the members of the SAB.

1.3 Time Commitment. The parties presently estimate that Advisor will be spending approximately 6 days per calendar year (full time equivalent) in providing the Services. If travel time to attend meetings adds significantly to the overall time spent on the Company’s matters, such travel time will be separately addressed by the parties.

1.4 Relationship of the Parties. Advisor is an independent contractor, not an employee or agent, of the Company. Advisor has no authority to obligate the Company by contract or otherwise. Advisor will not be eligible for any employee benefits. The Company will not make deductions from any amounts payable to Advisor for taxes. Advisor will be responsible for and will pay all taxes related to the receipt of payments hereunder and will give reasonable proof in supporting documents, if reasonably requested, to verify the payment of such taxes.

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2. Compensation and Payment

2.1 Retainer. The Company will pay Advisor an annual cash retainer of $75,000 (the “Retainer”), paid quarterly in arrears, in consideration for Advisor’s performance of the Services.

2.2 Reimbursable Expenses. The Company will reimburse Advisor for reasonable travel and other out-of-pocket expenses incurred by Advisor in providing the Services, which expenses have been approved in advance by the Company. In accordance with the Company’s reimbursement policies, Advisor will provide to the Company an itemized expense voucher, together with receipts or other reasonable evidence or substantiation of expenses.

2.3 Invoices and Payment. Advisor will promptly submit invoices for amounts payable under Section 2.1 and for reimbursable expenses under Section 2.2. The Company will pay the amount properly due and payable under each of Advisor’s invoices within thirty (30) days after the Company’s receipt and validation of a properly submitted and correct invoice.

3. Proprietary Rights and Nondisclosure

3.1 Advisor recognizes that Advisor will be exposed to, have access to and be engaged in the development of information (including all tangible and intangible manifestations) regarding the business, technology and intellectual property of the Company and Cocrystal Pharma, Inc., the Company’s parent. All of this information, except information that (a) is the subject of a patent, patent application, copyright, trademark or trade secret owned by Advisor before the date of this Agreement and not conveyed or licensed to the Company, (b) is in the public domain before the date of this Agreement or comes into the public domain after the date of this Agreement through no fault of Advisor or (c) is received by Advisor without an obligation of confidentiality from an unrelated third party that is not under an obligation of confidentiality to the Company and that has a legal right to disclose it, is collectively referred to as the “Proprietary Information.”

3.2 During the Term and thereafter, Advisor will keep in confidence and trust all Proprietary Information and will not use or disclose any Proprietary Information or anything related thereto to any third party without the prior written consent of the Company, except as required in performing the Services.

3.3 If Advisor is required to disclose any Inventions (as defined in Section 3.5) to any research or academic institution with which Advisor is affiliated pursuant to its applicable guidelines or policies, Advisor will notify the Company in writing and specify the nature of such disclosure 30 days before making such disclosure. Advisor represents and warrants that Advisor has no such disclosure obligations to any research or academic institution with which Advisor is affiliated, except as noted and described in Schedule A. Upon request, Advisor will provide the Company with copies of any such applicable guidelines or policies.

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3.4 Advisor will submit to the Company any proposed publication (written or oral) that contains any discussion relating to the Company, the Services or the Proprietary Information. Advisor will not publish, submit for publication or make an oral presentation of the proposed publication without the Company’s prior written consent.

3.5 Advisor will promptly disclose to the Company in writing any and all inventions, developments or materials, whether or not patentable or registerable under copyright or similar statutes, authored, made or conceived of or reduced to practice or learned by Advisor, either alone or jointly with others, during the Term in the course of or as a result of performing the Services (“Inventions”). Advisor hereby assigns to the Company for no additional consideration Advisor’s entire right, title and interest in and to the Inventions (and all proprietary rights with respect thereto). Advisor will execute all documents and perform all acts, at the Company’s expense, reasonably necessary to pursue, prosecute, maintain, enforce and defend any patents, patent applications, copyrights, trademarks and other rights to the Inventions.

3.6 For purposes of this Agreement, any copyrightable work authored in the course of performance of the Services under this Agreement will be deemed “work made for hire” under federal copyright law, and all ownership rights to such work belong and are hereby assigned to the Company.

4. Nondisclosure of Third-Party Information

Advisor understands that the Company has received and will receive from third parties information that is confidential or proprietary (“Third-Party Information”) and that is subject to restrictions on the Company regarding its use and disclosure. During the Term and thereafter, Advisor will hold the Third-Party Information in confidence and will not disclose or use Third-Party Information except as permitted by the agreement between the Company and the relevant third party, unless expressly authorized in writing to act otherwise by an officer of the Company.

5. Prior Inventions

Inventions, if any, patented or unpatented, that Advisor made before the date of this Agreement are excluded from the scope of this Agreement, except to the extent they are unpatented and disclosed to the Company without an explicit limitation on use or, whether or not patented, included in the work furnished to the Company by Advisor.

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6. Representations, Warranties, and Covenants

Advisor represents and warrants to the Company that (a) Advisor’s performance of this Agreement and the Services does not and will not breach or conflict with any agreement to which Advisor is or becomes a party, and that Advisor has obtained any and all necessary approvals or consents necessary to perform Advisor’s obligations hereunder, (b) Advisor is not required to disclose any Inventions to any third party pursuant to any agreement except as noted and described in Schedule A, (c) Advisor is not currently providing services in the field of structure-based antiviral drug discovery (“Field”) to any other entity and is not an officer, employee or investor (direct or indirect) in any other company engaged in the Field except as set forth in Schedule A, (d) Advisor will not perform services in the Field for any other entity or be an officer, employee or investor (direct or indirect) in any other entity engaged in the Field during the Term without advising the Company of the name of such entity and the nature of the services to be provided prior to or within 10 days following commencement of such services, (e) during the Term and for one year after the expiration or termination of the Agreement, Advisor will not personally or through others recruit, solicit or induce any employee, advisor, consultant, corporate partner, supplier or customer of the Company to terminate their relationship with the Company, (f) Advisor will comply with all federal, state and local laws applicable to the performance of the Services under this Agreement, (g) all Services will be performed in a timely, workmanlike manner and with professional diligence and skill in accordance with the terms of this Agreement, (h) Advisor will not knowingly infringe or misappropriate the rights of any third party in the performance of this Agreement or the Services, and (i) Advisor has received information about the Company and is knowledgeable about the Company and its scientific business plan.

7. Term and Termination

7.1 Term. Unless sooner terminated or extended pursuant to this Section 7, the term of this Agreement will terminate three years from the date of this Agreement (“Term”), and may be renewed by mutual agreement of the parties; provided, however, that this Agreement may be terminated by either party for any reason upon thirty days prior written notice without further obligation or liability.

7.2 Termination. Either party may terminate the Term upon ten (10) days’ written notice.

7.3 Effect of Termination. The obligations set forth in Sections 3 through 8 will survive any termination of the Agreement. Upon expiration or termination of the Agreement or at any other time upon request, Advisor will promptly deliver to the Company all documents and other materials of any nature (and all copies thereof) pertaining to the Services, together with all documents and other items (and all copies thereof) containing or pertaining to any Proprietary Information, and will not retain copies of any such documents, materials or items.

8. Miscellaneous.

8.1 Notices. All notices given hereunder will be given in writing, will refer to this Agreement and will be personally delivered, sent by registered or certified mail (return receipt requested), or by e-mail to the intended recipient at the appropriate e-mail address as follows:

If to the Company:

Cocrystal Pharma, Inc.

19805 North Creek Road

Bothell, WA 98011

Attn: Sam Lee

Email:

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With a copy to:

Cocrystal Pharma, Inc.

4400 Biscayne Blvd

Miami, FL 33137

Attn: Jim Martin

Email:

If to Advisor:	Roger Kornberg

Email:

Either party may change such address by giving the other party notice of such change in accordance with this Section 8.1.

8.2 Assignment. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns. Because the nature of the Services is personal, no assignment of Advisor’s rights or delegation of Advisor’s duties under this Agreement (by contract, operation of law, or otherwise) may be made and any attempted assignment or delegation by Advisor will be void, without the prior written consent of the Company.

8.3 Governing Law. This Agreement is governed by the laws of the state of Washington (regardless of its choice-of-law provisions to the contrary). Advisor irrevocably consents to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Agreement.

8.4 Severability. If any provision of this Agreement is held to be invalid or unenforceable to any extent, this Agreement will continue in full force and effect and such provision will be deemed amended to conform to applicable laws and to accomplish the intentions of the parties.

8.5 Waiver. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties to this Agreement.

8.6 Entire Agreement. This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements relating to the subject matter hereof.

The parties hereto have executed this Agreement as of the date first above written.

COMPANY		ADVISOR

By:	/s/ Jim Martin	/s/ Roger Kornberg
Roger Kornberg
Print:	Jim Martin
Title:	CFO/Secretary

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Schedule A

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